Exhibit 99.1

CONTACT: THOMAS COUGHLIN, PRESIDENT & CEO JAWAD CHAUDHRY, CFO (201) 823-0700

BCB Bancorp, Inc. Earns $8.6 Million in Second Quarter 2023;

Reports $0.50 EPS and

Declares Quarterly Cash Dividend of $0.16 Per Share

BAYONNE, N.J., July 20, 2023 — BCB Bancorp, Inc. (the “Company”), (NASDAQ: BCBP), the holding company for BCB Community Bank (the “Bank”), today reported net income of $8.6 million for the second quarter of 2023, compared to $8.1 million in the first quarter of 2023, and $10.2 million for the second quarter of 2022. Earnings per diluted share for the second quarter of 2023 were $0.50, compared to $0.46 in the preceding quarter and $0.58 in the second quarter of 2022. Net income and earnings per diluted share for the second quarter of 2023, adjusted for the unrealized losses on equity investments, were $9.1 million and $0.53, respectively.

The Company announced that its Board of Directors declared a regular quarterly cash dividend of $0.16 per share. The dividend will be payable on August 18, 2023 to common shareholders of record on August 4, 2023.

“We continue to be very profitable in a challenging macro environment where competition for deposits and cost of funding remain high. We are focused on protecting our net interest income while also maintaining a strong liquidity position and a robust capital profile. The slowdown in our balance sheet growth during the second quarter, despite high customer demand, is reflective of prudent management of our liquidity and capital resources,” stated Thomas Coughlin, President and Chief Executive Officer.

“Looking ahead, we remain committed to growing our profitability and franchise value. We expect to benefit from the successful execution of a number of internal projects that are designed to enhance our digital footprint and also from the hiring efforts that have increased the overall talent profile of our institution. We firmly believe that our strategic actions will help us come out stronger on the other side of the current economic cycle,” said Mr. Coughlin.

“Our asset quality remains strong and our non-accrual loans to total loans ratio was 0.17 percent at June 30, 2023, compared to 0.16 percent at March 31, 2023, and 0.35 percent a year ago. We adopted the CECL methodology commencing January 1, 2023 and under the new methodology, we recorded a loan loss provision of $1.35 million during the second quarter of 2023 compared to $622,000 during the preceding quarter,” said Mr. Coughlin.

Executive Summary

•	Total deposits were $2.886 billion at June 30, 2023, up from $2.867 billion at March 31, 2023.

•	Net interest margin was 2.92 percent for the second quarter of 2023, compared to 3.15 percent for the first quarter of 2023, and 3.74 percent for the second quarter of 2022.

•

Total yield on interest-earning assets increased 25 basis points to 5.11 percent for the second quarter of 2023, compared to 4.86 percent for the first quarter of 2023, and increased 101 basis points from 4.10 percent compared to the second quarter of 2022.

•

Total cost of interest-bearing liabilities increased 56 basis points to 2.80 percent for the second quarter of 2023, compared to 2.24 percent for the first quarter of 2023, and increased 230 basis points from 0.50 percent for the second quarter of 2022.

•	The efficiency ratio for the second quarter was 52.3 percent compared to 53.7 percent in the prior quarter, and 47.6 percent in the second quarter of 2022.

•	The annualized return on average assets ratio for the second quarter was 0.90 percent, compared to 0.90 percent in the prior quarter, and 1.32 percent in the second quarter of 2022.

BCBP Reports Second Quarter 2023 Earnings

July 20, 2023

•	The annualized return on average equity ratio for the second quarter was 11.6 percent, compared to 11.0 percent in the prior quarter, and 15.0 percent in the second quarter of 2022.

•	The provision for credit losses was $1.35 million in the second quarter of 2023 compared to $622,000 for the first quarter and no provision for the second quarter of 2022.

•

Allowance for credit losses (“ACL”) as a percentage of non-accrual loans was 530.3 percent at June 30, 2023, compared to 571.0 percent for the prior quarter-end and 370.7 percent at June 30, 2022. The total non-accrual loans were $5.70 million at June 30, 2023, $5.06 million at March 31, 2023 and $9.20 million at June 30, 2022.

•	Total loans receivable, net of allowance for credit losses, increased 26.7 percent to $3.320 billion at June 30, 2023, up from $2.621 billion at June 30, 2022.

Balance Sheet Review

Total assets increased by $326.7 million, or 9.2 percent, to $3.873 billion at June 30, 2023, from $3.546 billion at December 31, 2022. The increase in total assets was mainly related to increases in total loans and in cash and cash equivalents.

Total cash and cash equivalents increased by $43.9 million, or 19.1 percent, to $273.2 million at June 30, 2023, from $229.4 million at December 31, 2022. The increase was primarily due to an increase in Federal Home Loan Bank (“FHLB”) borrowings and in deposits.

Loans receivable, net, increased by $274.4 million, or 9.0 percent, to $3.320 billion at June 30, 2023, from $3.045 billion at December 31, 2022. Total loan increases during 2023 included increases of $145.7 million in commercial real estate and multi-family loans, $86.9 million in commercial business loans, $34.2 million in construction loans, $222,000 in residential one-to-four family loans and $5.5 million in home equity and consumer loans. The allowance for credit losses decreased $2.2 million to $30.2 million, or 530.3 percent of non-accruing loans and 0.90 percent of gross loans, at June 30, 2023, as compared to an allowance for credit losses of $32.4 million, or 633.7 percent of non-accruing loans and 1.05 percent of gross loans, at December 31, 2022. Upon adoption of the CECL methodology, the Day One CECL adjustment resulted in a $4.2 million reduction to our ACL.

Total investment securities decreased by $8.9 million, or 8.2 percent, to $100.5 million at June 30, 2023, from $109.4 million at December 31, 2022, representing unrealized losses, calls and maturities, and repayments.

Deposit liabilities increased by $74.1 million, or 2.6 percent, to $2.886 billion at June 30, 2023, from $2.811 billion at December 31, 2022. Interest bearing demand and savings and club deposits decreased by $65.5 million offset by the increase in non-interest bearing, money market, and certificates of deposits of $139.6 million during the first six months of 2023.

Debt obligations increased by $240.4 million to $660.2 million at June 30, 2023 from $419.8 million at December 31, 2022. The weighted average interest rate of FHLB advances was 4.53 percent at June 30, 2023 and 4.07 percent at December 31, 2022. The weighted average maturity of FHLB advances as of June 30, 2023 was 1.27 years. The fixed interest rate of our subordinated debt balances was 5.62 percent at June 30, 2023 and December 31, 2022.

Stockholders’ equity increased by $8.4 million, or 2.9 percent, to $299.6 million at June 30, 2023, from $291.3 million at December 31, 2022. The increase was primarily attributable to the increase in retained earnings of $13.8 million, or 12.0 percent, to $128.9 million at June 30, 2023 from $115.1 million at December 31, 2022 partially offset by the $2.9 million increase in accumulated other comprehensive loss during the first six months of 2023.

Second Quarter 2023 Income Statement Review

Net income was $8.6 million for the second quarter ended June 30, 2023 and $10.2 million for the second quarter ended June 30, 2022. The decline was primarily driven by lower net interest income, higher credit loss provisioning and higher non-interest expenses for the second quarter of 2023 as compared with the second quarter of 2022.

BCBP Reports Second Quarter 2023 Earnings

July 20, 2023

Net interest income decreased by $752,000, or 2.7 percent, to $27.0 million for the second quarter of 2023, from $27.7 million for the second quarter of 2022. The decrease in net interest income resulted from higher interest expense which was partially offset by higher interest income.

Interest income increased by $16.8 million, or 55.1 percent, to $47.2 million for the second quarter of 2023 from $30.5 million for the second quarter of 2022. The average balance of interest-earning assets increased $725.9 million, or 24.5 percent, to $3.695 billion for the second quarter of 2023 from $2.969 billion for the second quarter of 2022, while the average yield increased 101 basis points to 5.11 percent for the second quarter of 2023 from 4.10 percent for the second quarter of 2022.

Interest expense increased by $17.5 million to $20.2 million for the second quarter of 2023 from $2.7 million for the second quarter of 2022. The increase resulted primarily from an increase in the average rate on interest-bearing liabilities of 230 basis points to 2.80 percent for the second quarter of 2023 from 0.50 percent for the second quarter of 2022, while the average balance of interest-bearing liabilities increased by $717.8 million to $2.891 billion for the second quarter of 2023 from $2.174 billion for the second quarter of 2022. The increase in the average cost of funds resulted primarily from the persistently high interest rate environment.

The net interest margin was 2.92 percent for the second quarter of 2023 compared to 3.74 percent for the second quarter of 2022. The decrease in the net interest margin compared to the second quarter of 2022 was the result of the increase in the cost of interest-bearing liabilities partially offset by the increase in the yield on interest-earning assets. In a persistently high interest rate environment, management has been proactive in managing both the yield on earning assets and the cost of funds to protect net interest margin and continue to support the growth of net interest income.

During the second quarter of 2023, the Company experienced $27,000 in net charge-offs compared to $133,000 in net recoveries in the second quarter of 2022. The Bank had non-accrual loans totaling $5.70 million, or 0.17 percent of gross loans, at June 30, 2023 as compared to $9.2 million, or 0.35 percent of gross loans, at June 30, 2022. The allowance for credit losses on loans was $30.2 million, or 0.90 percent of gross loans at June 30, 2023, and $34.1 million, or 1.28 percent of gross loans at June 30, 2022. The provision for credit losses was $1.35 million for the second quarter of 2023 compared to no provisioning for loan losses for the second quarter of 2022. Management believes that the allowance for credit losses on loans was adequate at June 30, 2023 and June 30, 2022.

Non-interest income increased by $1.4 million to $1.1 million for the second quarter of 2023 from a loss of $313,000 for second quarter of 2022. The increase in total non-interest income was mainly related to the decrease in the realized and unrealized losses on equity securities from $2.3 million to $669,000 thousand partially offset by a decrease in BOLI income of $419,000. The realized and unrealized losses on equity securities are based on market conditions.

Non-interest expense increased by $1.7 million, or 12.6 percent, to $14.7 million for the second quarter of 2023 from $13.1 million for the second quarter of 2022. The increase in operating expenses for the first quarter of 2023 was primarily driven by the higher salaries, higher regulatory assessment charges, and increased data processing expenses compared to the second quarter of 2022. The increase in salaries related to targeted hiring and normal compensation increases. The number of full-time equivalent employees for the second quarter of 2023 was 307, as compared to 301 for the same period in 2022.

The income tax provision decreased by $762,000, or 18.1 percent, to $3.4 million for the second quarter of 2023 from $4.2 million for the second quarter of 2022. The consolidated effective tax rate was 28.6 percent for the second quarter of 2023 compared to 29.3 percent for the second quarter of 2022.

Year-to-Date Income Statement Review

Net income decreased by $3.4 million, or 16.9 percent, to $16.7 million for the first six months of 2023 from $20.1 million for the first six months of 2022. The decrease in net income was driven primarily by a higher loan loss provision and an increase in operating expenses for 2023 as compared to 2022.

BCBP Reports Second Quarter 2023 Earnings

July 20, 2023

Net interest income increased by $1.6 million, or 3.1 percent, to $54.5 million for the first six months of 2023 from $52.8 million for the first six months of 2022. The increase in net interest income resulted from a $31.4 million increase in interest income, partly offset by an increase of $29.8 million in interest expense.

Interest income increased by $31.4 million, or 54.0 percent, to $89.6 million for the first six months of 2023, from $58.2 million for the first six months of 2022. The average balance of interest-earning assets increased $655.1 million, or 22.3 percent, to $3.590 billion for the first six months of 2023, from $2.935 for the first six months of 2022, while the average yield increased 102 basis points to 4.99 percent from 3.97 percent for the same comparable period. The increase in the average balance of interest-earning assets mainly related to an increase in the Company’s level of average loans receivable for the first six months of 2023, as compared to the same period in 2022.

The increase in interest income mainly related to an increase in the average balance of loans receivable of $809.8 million to $3.241 billion for the first six months of 2023, from $2.431 billion for the first six months of 2022. The increase in the average balance of loans receivable was a result of the continued strength of the Company’s loan pipeline.

Interest expense increased by $29.8 million, or 553.9 percent, to $35.1 million for 2023, from $5.4 million for 2022. This increase resulted primarily from an increase in the average rate on interest-bearing liabilities of 203 basis points to 2.53 percent for the first six months of 2023, from 0.50 percent for the first six months of 2022, and an increase in the average balance of interest-bearing liabilities of $635.2 million, or 29.7 percent, to $2.777 billion from $2.142 billion over the same period. The increase in the average cost of funds primarily resulted from the high interest rate environment and an increase in the level of borrowed funds in the first six months of 2023 compared to the same period in 2022.

Net interest margin was 3.03 percent for the first six months of 2023, compared to 3.60 percent for the first six months of 2022. The decrease in the net interest margin compared to the prior period was the result of an increase in the average volume of interest-bearing liabilities as well as an increase in the cost of interest-bearing liabilities.

During the first six months of 2023, the Company experienced $25,000 in net recoveries compared to $431,000 in net charge offs for the same period in 2022. The Bank had non-accrual loans totaling $5.7 million, or 0.17 percent, of gross loans at June 30, 2023 as compared to $9.2 million, or 0.35 percent of gross loans at June 30, 2022. The allowance for credit losses was $30.2 million, or 0.90 percent of gross loans at June 30, 2023, and $34.1 million, or 1.28 percent of gross loans at June 30, 2022. The provision for credit losses was $2.0 million for the first six months of 2023 compared to a credit to the provision for loan losses of $2.6 million for the same period in 2022. Management believes that the allowance for credit losses was adequate at June 30, 2023 and June 30, 2022.

Non-interest income increased by $367,000 to a loss of $546,000 for the first six months of 2023 from a loss of $913,000 for the first six months of 2022. The improvement in total noninterest income was mainly related to a decrease of $1.1 million in the realized and unrealized gains and losses on equity securities (from a loss of $5.0 million to a loss of $3.9 million) partially offset by a decrease of $753,000 in BOLI income. The realized and unrealized gains or losses on equity securities are based on market conditions.

Non-interest expense increased by $2.5 million, or 9.8 percent, to $28.6 million for the first six months of 2023 from $26.0 million for the same period in 2022. The increase in operating expenses for 2023 was driven primarily by the increase in salaries and employee benefits, higher data processing expenses, and an increase in the regulatory assessments. The increase in salaries related to targeted hiring of additional staff. The number of full-time equivalent employees for the period ended June 30, 2023 was 307, as compared with 301 for the same period in 2022.

The income tax provision decreased by $1.7 million or 20.0 percent, to $6.7 million for the first six months of 2023 from $8.3 million for the same period in 2022. The decrease in the income tax provision was a result of the lower taxable income for the six months ended June 30, 2023 compared to the same period in 2022. The consolidated effective tax rate was 28.5 percent for the first six months of 2023 compared to 29.3 percent for the first six months of 2022.

BCBP Reports Second Quarter 2023 Earnings

July 20, 2023

Asset Quality

The Bank had non-accrual loans totaling $5.7 million, or 0.17 percent, of gross loans at June 30, 2023, as compared to $5.1 million, or 0.17 percent, of gross loans at December 31, 2022. The allowance for credit losses was $30.2 million, or 0.90 percent of gross loans at June 30, 2023, and $32.4 million, or 1.05 percent of gross loans at December 31, 2022. The allowance for credit losses was 530.3 percent of non-accrual loans at June 30, 2023, and 633.6 percent of non-accrual loans at December 31, 2022.

About BCB Bancorp, Inc.

Established in 2000 and headquartered in Bayonne, N.J., BCB Community Bank is the wholly-owned subsidiary of BCB Bancorp, Inc. (NASDAQ: BCBP). The Bank has 24 branch offices in Bayonne, Edison, Hoboken, Fairfield, Holmdel, Jersey City, Lyndhurst, Maplewood, Monroe Township, Newark, Parsippany, Plainsboro, River Edge, Rutherford, South Orange, Union, and Woodbridge, New Jersey, and four branches in Hicksville and Staten Island, New York. The Bank provides businesses and individuals a wide range of loans, deposit products, and retail and commercial banking services. For more information, please go to www.bcb.bank.

Forward-Looking Statements

This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

The most significant factors that could cause future results to differ materially from those anticipated by our forward-looking statements include the ongoing impact of higher inflation levels, higher interest rates and general economic and recessionary concerns, all of which could impact economic growth and could cause a reduction in financial transactions and business activities, including decreased deposits and reduced loan originations; our ability to manage liquidity in a rapidly changing and unpredictable market; supply chain disruptions, labor shortages; and additional interest rate increases by the Federal Reserve. Other factors that could cause actual results to differ materially from forward-looking statements or historical performance: the inability to close loans in our pipeline; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; supply chain disruptions; any future pandemics and the related adverse local and national economic consequences; civil unrest in the communities that the company serves; customer acceptance of the Bank’s products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; economic conditions; the impact, extent and timing of technological changes, capital management activities, actions of governmental agencies and legislative and regulatory actions and reforms, other factors discussed elsewhere in this release, and in other reports we filed with the SEC, including under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year-ended December 31, 2022, and in Part II, Item 1A of our quarterly report on Form 10-Q for the quarter-ended March 31, 2023, and our other periodic reports that we file with the SEC.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

BCBP Reports Second Quarter 2023 Earnings

July 20, 2023

Explanation of Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This press release also contains certain supplemental Non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s financial results for the periods in question.

The Company provides measurements and ratios based on tangible stockholders’ equity and efficiency ratios. These measures are utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors. For a reconciliation of GAAP to Non-GAAP financial measures included in this press release, see “Reconciliation of GAAP to Non-GAAP Financial Measures” below.

BCBP Reports Second Quarter 2023 Earnings

July 20, 2023

	Statements of Income - Three Months Ended,
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023 vs. Mar. 31, 2023	June 30, 2023 vs. June 30, 2022
	(In thousands, except per share amounts, Unaudited)
Interest and dividend income:
Loans, including fees	$42,644	$38,889	$28,781	9.7%	48.2%
Mortgage-backed securities	184	186	47	-1.1%	291.5%
Other investment securities	1,070	1,120	939	-4.5%	14.0%
FHLB stock and other interest earning assets	3,339	2,157	694	54.8%	381.1%

Total interest and dividend income	47,237	42,352	30,461	11.5%	55.1%

Interest expense:
Deposits:
Demand	4,190	3,154	946	32.8%	342.9%
Savings and club	143	118	110	21.2%	30.0%
Certificates of deposit	8,474	6,453	849	31.3%	898.1%

	12,807	9,725	1,905	31.7%	572.3%
Borrowings	7,441	5,156	815	44.3%	813.0%

Total interest expense	20,248	14,881	2,720	36.1%	644.4%

Net interest income	26,989	27,471	27,741	-1.8%	-2.7%
Provision for credit losses	1,350	622	—	117.0%

Net interest income after provision for credit losses	25,639	26,849	27,741	-4.5%	-7.6%

Non-interest income:
Fees and service charges	1,442	1,098	1,213	31.3%	18.9%
Gain on sales of loans	—	6	43	-100.0%	-100.0%
Realized and unrealized loss on equity investments	(669)	(3,227)	(2,302)	-79.3%	-70.9%
BOLI income	267	421	686	-36.6%	-61.1%
Other	78	38	47	105.3%	66.0%

Total non-interest income (loss)	1,118	(1,664)	(313)	-167.2%	-457.2%

Non-interest expense:
Salaries and employee benefits	7,711	7,618	6,715	1.2%	14.8%
Occupancy and equipment	2,560	2,552	2,673	0.3%	-4.2%
Data processing and communications	1,795	1,665	1,469	7.8%	22.2%
Professional fees	622	566	489	9.9%	27.2%
Director fees	270	265	296	1.9%	-8.8%
Regulatory assessment fees	796	536	244	48.5%	226.2%
Advertising and promotions	350	278	254	25.9%	37.8%
Other real estate owned, net	1	1	4	0.0%	-75.0%
Other	601	373	912	61.1%	-34.1%

Total non-interest expense	14,706	13,854	13,056	6.1%	12.6%

Income before income tax provision	12,051	11,331	14,372	6.4%	-16.1%
Income tax provision	3,447	3,225	4,209	6.9%	-18.1%

Net Income	8,604	8,106	10,163	6.1%	-15.3%
Preferred stock dividends	174	173	138	0.6%	26.2%

Net Income available to common stockholders	$8,430	$7,933	$10,025	6.3%	-15.9%

Net Income per common share-basic and diluted
Basic	$0.50	$0.47	$0.59	7.1%	-15.0%

Diluted	$0.50	$0.46	$0.58	8.6%	-13.0%

Weighted average number of common shares outstanding
Basic	16,824	16,949	16,997	-0.7%	-1.0%

Diluted	16,831	17,208	17,404	-2.2%	-3.3%

BCBP Reports Second Quarter 2023 Earnings

July 20, 2023

	Statements of Income - Six Months Ended,
	June 30, 2023	June 30, 2022	June 30, 2023 vs. June 30, 2022
	(In thousands, except per share amounts, Unaudited)
Interest and dividend income:
Loans, including fees	$81,533	$55,102	48.0%
Mortgage-backed securities	370	206	79.6%
Other investment securities	2,190	1,887	16.1%
FHLB stock and other interest earning assets	5,496	990	455.2%

Total interest and dividend income	89,589	58,185	54.0%

Interest expense:
Deposits:
Demand	7,344	1,704	331.0%
Savings and club	261	218	19.7%
Certificates of deposit	14,927	1,829	716.1%

	22,532	3,751	500.7%
Borrowings	12,597	1,621	677.1%

Total interest expense	35,129	5,372	553.9%

Net interest income	54,460	52,813	3.1%
Provision (benefit) for credit losses	1,972	(2,575)	-176.6%

Net interest income after provision (credit) for credit losses	52,488	55,388	-5.2%

Non-interest income:
Fees and service charges	2,540	2,427	4.7%
Gain on sales of loans	6	108	-94.4%
Realized and unrealized (loss) gain on equity investments	(3,896)	(4,987)	-21.9%
BOLI income	688	1,441	-52.3%
Other	116	98	18.4%

Total non-interest loss	(546)	(913)	-40.2%

Non-interest expense:
Salaries and employee benefits	15,329	13,451	14.0%
Occupancy and equipment	5,112	5,368	-4.8%
Data processing and communications	3,460	2,934	17.9%
Professional fees	1,188	983	20.9%
Director fees	535	617	-13.3%
Regulatory assessments	1,332	548	143.1%
Advertising and promotions	628	395	59.0%
Other real estate owned, net	2	5	-60.0%
Other	974	1,714	-43.2%

Total non-interest expense	28,560	26,015	9.8%

Income before income tax provision	23,382	28,460	-17.8%
Income tax provision	6,672	8,345	-20.0%

Net Income	16,710	20,115	-16.9%
Preferred stock dividends	347	414	-16.2%

Net Income available to common stockholders	$16,363	$19,701	-16.9%

Net Income per common share-basic and diluted
Basic	$0.97	$1.16	-16.4%

Diluted	$0.96	$1.13	-15.2%

Weighted average number of common shares outstanding
Basic	16,886	16,989	-0.6%

Diluted	17,010	17,375	-2.1%

BCBP Reports Second Quarter 2023 Earnings

July 20, 2023

	June 30, 2023	March 31, 2023	December 31, 2022	June 30, 2023 vs. March 31, 2023	June 30, 2023 vs. December 31, 2022
Statements of Financial Condition	(In Thousands, Unaudited)
ASSETS
Cash and amounts due from depository institutions	$13,378	$13,213	$11,520	1.2%	16.1%
Interest-earning deposits	259,834	247,862	217,839	4.8%	19.3%

Total cash and cash equivalents	273,212	261,075	229,359	4.6%	19.1%

Interest-earning time deposits	735	735	735	—	—
Debt securities available for sale	87,648	86,988	91,715	0.8%	-4.4%
Equity investments	12,825	14,458	17,686	-11.3%	-27.5%
Loans held for sale	—	—	658	—	-100.0%
Loans receivable, net of allowance for credit losses of $30,205, $28,882 and $32,373, respectively	3,319,721	3,231,864	3,045,331	2.72%	9.01%
Federal Home Loan Bank of New York stock, at cost	31,667	26,875	20,113	17.8%	57.4%
Premises and equipment, net	13,561	10,106	10,508	34.2%	29.1%
Accrued interest receivable	15,384	14,717	13,455	4.5%	14.3%
Other real estate owned	75	75	75	—	—
Deferred income taxes	16,445	15,178	16,462	8.3%	-0.1%
Goodwill and other intangibles	5,324	5,359	5,382	-0.7%	-1.1%
Operating lease right-of-use asset	13,658	15,111	13,520	-9.6%	1.0%
Bank-owned life insurance (“BOLI”)	72,344	72,077	71,656	0.4%	1.0%
Other assets	10,254	8,438	9,538	21.5%	7.5%

Total Assets	$3,872,853	$3,763,056	$3,546,193	2.9%	9.2%

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Non-interest bearing deposits	$620,509	$604,935	$613,910	2.6%	1.1%
Interest bearing deposits	2,265,212	2,262,274	2,197,697	0.1%	3.1%

Total deposits	2,885,721	2,867,209	2,811,607	0.6%	2.6%
FHLB advances	622,536	532,399	382,261	16.9%	62.9%
Subordinated debentures	37,624	37,566	37,508	0.2%	0.3%
Operating lease liability	14,003	15,436	13,859	-9.3%	1.0%
Other liabilities	13,346	12,828	9,704	4.0%	37.5%

Total Liabilities	3,573,230	3,465,438	3,254,939	3.1%	9.8%

STOCKHOLDERS’ EQUITY
Preferred stock: $0.01 par value, 10,000 shares authorized	—	—	—
Additional paid-in capital preferred stock	21,003	21,003	21,003	0.0%	0.0%
Common stock: no par value, 40,000 shares authorized	—	—	—
Additional paid-in capital common stock	197,521	197,197	196,164	0.2%	0.7%
Retained earnings	128,867	123,121	115,109	4.7%	12.0%
Accumulated other comprehensive loss	(9,421)	(6,613)	(6,491)	42.5%	45.1%
Treasury stock, at cost	(38,347)	(37,090)	(34,531)	3.4%	11.1%

Total Stockholders’ Equity	299,623	297,618	291,254	0.7%	2.9%

Total Liabilities and Stockholders’ Equity	$3,872,853	$3,763,056	$3,546,193	2.9%	9.2%

Outstanding common shares	16,788	16,884	16,931

BCBP Reports Second Quarter 2023 Earnings

July 20, 2023

	Three Months Ended June 30,
	2023			2022
	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)
	(Dollars in thousands)
Interest-earning assets:
Loans Receivable(4)(5)	$3,315,120	$42,644	5.15%	$2,517,283	$28,781	4.57%
Investment Securities	100,971	1254	4.97%	107,132	986	3.68%
FHLB stock and other interest-earning assets	278,746	3,339	4.79%	344,510	694	0.81%

Total Interest-earning assets	3,694,837	47,237	5.11%	2,968,926	30,461	4.10%

Non-interest-earning assets	125,032			107,156
Total assets	$3,819,869			$3,076,081

Interest-bearing liabilities:
Interest-bearing demand accounts	$712,414	$2,209	1.24%	$796,227	$569	0.29%
Money market accounts	331,339	1,981	2.39%	356,062	376	0.42%
Savings accounts	312,201	143	0.18%	346,432	110	0.13%
Certificates of Deposit	904,766	8,474	3.75%	565,479	850	0.60%

Total interest-bearing deposits	2,260,721	12,807	2.27%	2,064,199	1,905	0.37%
Borrowed funds	630,706	7,441	4.72%	109,436	815	2.98%

Total interest-bearing liabilities	2,891,427	20,248	2.80%	2,173,636	2,720	0.50%

Non-interest-bearing liabilities	630,928			631,430

Total liabilities	3,522,355			2,805,066
Stockholders’ equity	297,514			271,015

Total liabilities and stockholders’ equity	$3,819,869			$3,076,081

Net interest income		$26,989			$27,741

Net interest rate spread(1)			2.31%			3.60%

Net interest margin(2)			2.92%			3.74%

(1)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.
(3)	Annualized.
(4)	Excludes allowance for credit losses.
(5)	Includes non-accrual loans which are immaterial to the yield

BCBP Reports Second Quarter 2023 Earnings

July 20, 2023

	Six Months Ended June 30,
	2023			2022
	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)
	(Dollars in thousands)
Interest-earning assets:
Loans Receivable(4)(5)	$3,240,812	$81,533	5.03%	$2,431,043	$55,102	4.53%
Investment Securities	104,898	2,560	4.88%	108,024	2,093	3.88%
FHLB stock and other interest-earning assets	243,987	5,496	4.51%	395,512	990	0.50%

Total Interest-earning assets	3,589,697	89,589	4.99%	2,934,580	58,185	3.97%

Non-interest-earning assets	120,965			104,666
Total assets	$3,710,663			$3,039,245

Interest-bearing liabilities:
Interest-bearing demand accounts	$713,097	$3,998	1.12%	$751,396	$967	0.26%
Money market accounts	322,930	3,346	2.07%	350,842	736	0.42%
Savings accounts	317,451	261	0.16%	341,531	218	0.13%
Certificates of Deposit	876,762	14,927	3.40%	588,518	1,828	0.62%

Total interest-bearing deposits	2,230,241	22,532	2.02%	2,032,286	3,751	0.37%
Borrowed funds	546,528	12,597	4.61%	109,272	1,621	2.97%

Total interest-bearing liabilities	2,776,769	35,129	2.53%	2,141,558	5,372	0.50%

Non-interest-bearing liabilities	638,406			626,520

Total liabilities	3,415,175			2,768,078
Stockholders’ equity	295,488			271,168

Total liabilities and stockholders’ equity	$3,710,663			$3,039,245

Net interest income		$54,460			$52,813

Net interest rate spread(1)			2.46%			3.46%

Net interest margin(2)			3.03%			3.60%

(1)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.
(3)	Presented on an annualized basis, where appropriate.
(4)	Excludes allowance for credit losses.
(5)	Includes non-accrual loans which are immaterial to the yield

BCBP Reports Second Quarter 2023 Earnings

July 20, 2023

	Financial Condition data by quarter
	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022
	(In thousands, except book values)
Total assets	$3,872,853	$3,763,056	$3,546,193	$3,265,612	$3,072,771
Cash and cash equivalents	273,212	261,075	229,359	221,024	206,172
Securities	100,473	101,446	109,401	111,159	105,717
Loans receivable, net	3,319,721	3,231,864	3,045,331	2,787,015	2,620,630
Deposits	2,885,721	2,867,209	2,811,607	2,712,946	2,655,030
Borrowings	660,160	569,965	419,769	249,573	124,377
Stockholders’ equity	299,623	297,618	291,254	282,682	271,637
Book value per common share[1]	$16.60	$16.38	$15.96	$15.42	$15.04
Tangible book value per common share[2]	$16.28	$16.07	$15.65	$15.11	$14.73

	Operating data by quarter
	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022
	(In thousands, except for per share amounts)
Net interest income	$26,989	$27,471	$30,181	$30,951	$27,741
Provision (benefit) for credit losses	1,350	622	(500)	—	—
Non-interest income (loss)	1,118	(1,664)	1,062	1,446	(313)
Non-interest expense	14,706	13,854	16,037	13,453	13,056
Income tax expense	3,447	3,225	3,634	5,552	4,209

Net income	$8,604	$8,106	$12,072	$13,392	$10,163

Net income per diluted share	$0.50	$0.46	$0.69	$0.76	$0.58

Common Dividends declared per share	$0.16	$0.16	$0.16	$0.16	$0.16

	Financial Ratios(3)
	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022
Return on average assets	0.90%	0.90%	1.46%	1.74%	1.32%
Return on average stockholders’ equity	11.57%	11.05%	16.99%	19.42%	15.00%
Net interest margin	2.92%	3.15%	3.76%	4.18%	3.74%
Stockholders’ equity to total assets	7.74%	7.91%	8.21%	8.66%	8.84%
Efficiency Ratio[4]	52.32%	53.68%	51.33%	41.53%	47.60%

	Asset Quality Ratios
	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022
	(In thousands, except for ratio %)
Non-Accrual Loans	$5,696	$5,058	$5,109	$8,505	$9,201
Non-Accrual Loans as a % of Total Loans	0.17%	0.16%	0.17%	0.30%	0.35%
ACL as % of Non-Accrual Loans	530.3%	571.0%	633.6%	390.3%	370.7%
Individually Analyzed Loans	28,250	17,585	28,272	40,524	42,411

(1)	Calculated by dividing stockholders’ equity, less preferred equity, to shares outstanding.
(2)

Calculated by dividing tangible stockholders’ common equity, a non-GAAP measure, by shares outstanding. Tangible stockholders’ common equity is stockholders’ equity less goodwill and preferred stock. See “Reconciliation of GAAP to Non-GAAP Financial Measures by quarter.”

(3)	Ratios are presented on an annualized basis, where appropriate.
(4)

The Efficiency Ratio, a non-GAAP measure, was calculated by dividing non-interest expense by the total of net interest income and non-interest income. See “Reconciliation of GAAP to Non-GAAP Financial Measures by quarter.”

BCBP Reports Second Quarter 2023 Earnings

July 20, 2023

	Recorded Investment in Loans Receivable by quarter
	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022
	(In thousands)
Residential one-to-four family	$250,345	$246,683	$250,123	$242,238	$235,883
Commercial and multi-family	2,490,883	2,466,932	2,345,229	2,164,320	2,030,597
Construction	179,156	162,553	144,931	153,103	155,070
Commercial business	368,948	327,598	282,007	205,661	181,868
Home equity	61,595	58,822	56,888	56,064	51,808
Consumer	3,994	3,383	3,240	2,545	2,656

	$3,354,921	$3,265,971	$3,082,418	$2,823,931	$2,657,882
Less:
Deferred loan fees, net	(4,995)	(5,225)	(4,714)	(3,721)	(3,139)
Allowance for credit losses	(30,205)	(28,882)	(32,373)	(33,195)	(34,113)

Total loans, net	$3,319,721	$3,231,864	$3,045,331	$2,787,015	$2,620,630

	Non-Accruing Loans in Portfolio by quarter
	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022
	(In thousands)
Residential one-to-four family	$178	$237	$243	$263	$267
Commercial and multi-family	—	340	346	757	757
Construction	4,145	3,217	3,180	3,180	3,043
Commercial business	1,373	1,264	1,340	4,305	5,104
Home equity	—	—	—	—	30

Total:	$5,696	$5,058	$5,109	$8,505	$9,201

	Distribution of Deposits by quarter
	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022
	(In thousands)
Demand:
Non-Interest Bearing	$620,509	$604,935	$613,910	$610,425	$595,167
Interest Bearing	714,420	686,576	757,614	726,012	810,535
Money Market	328,543	361,558	305,556	370,353	360,356

Sub-total:	$1,663,472	$1,653,069	$1,677,080	$1,706,790	$1,766,058
Savings and Club	307,435	319,131	329,753	338,864	347,279
Certificates of Deposit	914,814	895,009	804,774	667,291	541,693

Total Deposits:	$2,885,721	$2,867,209	$2,811,607	$2,712,945	$2,655,030

BCBP Reports Second Quarter 2023 Earnings

July 20, 2023

	Reconciliation of GAAP to Non-GAAP Financial Measures by quarter
	Tangible Book Value per Share
	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022
	(In thousands, except per share amounts)
Total Stockholders’ Equity	$299,623	$297,618	$291,254	$282,682	$271,637
Less: goodwill	5,252	5,252	5,252	5,252	5,252
Less: preferred stock	21,003	21,003	21,003	21,003	16,563

Total tangible common stockholders’ equity	273,368	271,363	264,999	256,427	249,822
Shares common shares outstanding	16,788	16,884	16,931	16,974	16,960
Book value per common share	$16.60	$16.38	$15.96	$15.42	$15.04

Tangible book value per common share	$16.28	$16.07	$15.65	$15.11	$14.73

	Efficiency Ratios
	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022
	(In thousands, except for ratio %)
Net interest income	$26,989	$27,471	$30,181	$30,951	$27,741
Non-interest income (loss)	1,118	(1,664)	1,062	1,446	(313)

Total income	28,107	25,807	31,243	32,397	27,428
Non-interest expense	14,706	13,854	16,037	13,453	13,056

Efficiency Ratio	52.32%	53.68%	51.33%	41.53%	47.60%